ACM

May 28, 2020

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 26, 2020, to be filed by our former client, Surna Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

ACM LLP

Greeley, Colorado